Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release
Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports First Quarter 2009 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—May 5, 2009—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited results for its first quarter ended March 29, 2009. Highlights for the first quarter 2009 compared to the first quarter 2008 were as follows:

•

Total revenue decreased 1.1% to $97.5 million from $98.6 million, including $19.9 million from the Mitchell’s acquisition completed on February 19, 2008. The Mitchell’s acquisition generated $9.9 million in restaurant sales for the Company in the prior year first quarter.

•	Net income of $3.7 million, or $0.16 per diluted share, compared to net income of $4.5 million, or $0.19 per diluted share in the prior year first quarter.
•

Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 18.5%, compared to a 6.9% decrease in 2008. For the full 13-week quarters, combined average weekly sales for the acquired Mitchell’s restaurants were $69.6 thousand compared to $80.8 thousand.

•	Food and beverage costs, as a percentage of restaurant sales, decreased approximately 280 basis points to 29.2%. This was primarily driven by favorable beef, produce, and dairy costs.
•

Restaurant operating expenses, as a percentage of restaurant sales, increased approximately 550 basis points to 53.5%, with the majority of the increase due to de-leveraging as a result of weak comparable sales, as many of these expenses are fixed.

•	General and administrative expenses, as a percentage of total revenues, were approximately 120 basis points lower to 5.8%, primarily due to the corporate reorganization completed last year.
•	Depreciation and amortization expenses, as a percentage of total revenues, were 60 basis points higher at approximately 4.2% of total revenues.
•

Interest expense decreased $0.9 million to $2.3 million in the quarter from $3.2 million in the first quarter of 2008. Interest expense for the quarter included a gain of $0.3 million for a mark-to-market non-cash adjustment relating to interest rate swap agreements. During the first quarter of 2008, the company recorded a charge of $1.4 million for a mark-to-market adjustment relating to interest rate swap agreements.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., said, “Aggressive actions taken in late 2008 to reduce both corporate and operating expenses, coupled with favorable beef costs, strengthened our business and enabled us to generate improved profitability from the fourth quarter of 2008. For the period, we once again outperformed the upscale steakhouse index from a guest count perspective, demonstrating that we are gaining market share, despite a contraction in the category. In this value-oriented environment, our customers clearly appreciate our bundled menu offerings, which are designed to make us more relevant to our guests and thereby drive incremental traffic, a key priority for us this year.”

Mr. O’Donnell continued, “While it appears that some areas of the economy may be beginning to stabilize, our visibility with respect to the top-line is still rather limited. Thus far in the second quarter, sales volumes have trended downward from first quarter levels, and it’s difficult to discern between the Easter Holiday calendar shift, our normal seasonality, and the inherent volatility in consumer confidence. That said, we have a flagship brand and a 44-year history of great service and sizzling steaks, and believe we are executing the right plan in this unprecedented economic cycle.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, decreased 1.1% to $97.5 million in the first quarter of 2009 compared to $98.6 million in the first quarter of 2008.

Company-owned restaurant sales declined 0.3% to $94.7 million for the first quarter of 2009 from $95.0 million for the same quarter last year, including $19.9 million in restaurant sales generated by the Mitchell’s brands. Total operating weeks increased 23.2% to 1,140 from 925 (including 286 operating weeks related to the Mitchell’s acquisition, compared to 132 in the prior year first quarter).

Average weekly sales for Ruth’s Chris Steak House were $87.5 thousand in the first quarter of 2009 compared to $107.2 thousand in the first quarter of 2008. Combined average weekly sales at Mitchell’s were $69.6 thousand compared to $80.8 thousand in the prior year first quarter. The Company will consider restaurants acquired through the Mitchell’s acquisition to be comparable in the second quarter of 2009.

For the first quarter of 2009, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 18.5%. Comparable sales consisted of an average check decrease of 4.5%, an entrée reduction of 14.6%, offset by product mix shifts and pricing of approximately 2.0%.

Franchise income decreased 18.7% to $2.7 million from $3.3 million in the first quarter of 2008. This decrease was driven primarily by a decline in blended comparable franchise-owned restaurant sales of 23.0%.

Operating income was $6.9 million in the first quarter of 2009 versus operating income of $9.3 million in the same quarter last year. Net income was $3.7 million in the first quarter of 2009, or $0.16 per diluted share, compared to net income of $4.5 million, or $0.19 per diluted share, in the first quarter of 2008.

Financial Outlook

Ruth’s Hospitality Group is reiterating its previous outlook for 2009:

•	Three to five Ruth’s Chris Steak House franchise openings; no Company-owned restaurant development
•	Cost of goods sold of 29.5% to 30.5% of sales
•	General and administrative expenses of $22.5 million to $24.0 million
•	Effective tax rate of 20.0% to 25.0%
•	Capital expenditures of $10.0 million to $12.0 million
•	Diluted weighted-average shares outstanding of approximately 23.6 million

Conference Call

The Company will host a conference call to discuss first quarter 2009 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-668-1637 or for international callers by dialing 913-312-1449. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the pass code is 5630147. The replay will be available until May 12, 2009. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 30, 2008	March 29, 2009
Revenues:
Restaurant sales	$94,956	$94,656
Franchise income	3,327	2,704
Other operating income	300	186

Total revenues	98,583	97,546

Costs and expenses:
Food and beverage costs	30,387	27,678
Restaurant operating expenses	45,534	50,637
Marketing and advertising	2,588	2,506
General and administrative costs	6,919	5,609
Depreciation and amortization expenses	3,547	4,095
Pre-opening costs	349	16
Loss on the disposal of property and equipment, net	—	144

Operating income	9,259	6,861

Other income (expense):
Interest expense	(3,208)	(2,285)
Other	332	152

Income from continuing operations before income tax	6,383	4,728
Income tax expense	1,851	948

Income from continuing operations	4,532	3,780

Discontinued operations, net of income tax benefit	1	35

Net income	$4,531	$3,745

Basic earnings per share:
Continuing operations	$0.20	$0.16
Discontinued operations	—	—

Basic earnings per share	$0.20	$0.16

Diluted earnings per share:
Continuing operations	$0.19	$0.16
Discontinued operations	—	—

Diluted earnings per share	$0.19	$0.16

Shares used in computing net income per common share:
Basic	23,225,900	23,484,200

Diluted	23,392,282	23,558,433

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

Cash and cash equivalents	3,982	3,723
Total assets	353,774	288,247
Long-term debt	178,750	157,250
Total shareholders’ equity	93,002	41,463